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                                                                    EXHIBIT 12.1

TiVo S-3 Backup
Ratio of Earnings to Fixed Charges Calculation

                                        ------------------------------------------------------------------------
                                         From Inception    Fiscal Year Ended        9 mos Ended     3 mos Ended
Ratio of Earnings to Fixed Charges        to 12/31/97       98          99           9/30/00          9/30/00
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
Interest expense                              (19,000)    (20,000)     (34,000)         (99,000)       (31,000)
Amortization of comdisco warrants                                     (432,000)        (109,000)       (39,000)
Rent expense                                  (15,000)   (206,000)    (347,000)        (709,000)      (312,000)
Total Fixed Charges                           (34,000)   (226,000)    (813,000)        (917,000)      (382,000)

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Earnings = Net loss less fixed charges       (561,000) (9,495,000) (65,752,000)    (116,220,000)   (63,264,000)
Ratio of Earnings to Fixed Charges              16.50       42.01        80.88           126.74         165.61
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

For the above periods, earnings were insufficient to cover fixed charges by the amount of the net loss of $595,000, $9,721,000, $66,565,000, $ 117,137,000 and
$63,646,000 for the fiscal years 1997, 1998, 1999 and the nine and three months ended September 30, 2000, respectively.

                                        ----------------------------------------------------------------------
Ratio of Earnings to Combined            From Inception     Fiscal Year Ended     9 mos Ended     3 mos Ended
Fixed Charges                             to 12/31/97        1998       1999       9/30/00          9/30/00
-------------
Interest expense                              (19,000)    (20,000)     (34,000)      (99,000)      (31,000)
Amortization of comdisco warrants                                     (432,000)     (109,000)      (39,000)
Rent expense                                  (15,000)   (206,000)    (347,000)     (709,000)     (312,000)
Stock dividend                                                               -      (240,000)     (240,000)
Total Fixed Charges                           (34,000)   (226,000)    (813,000)   (1,157,000)     (622,000)

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Earnings = Net loss less fixed charges       (561,000) (9,495,000) (65,752,000) (115,980,000)  (63,024,000)
Ratio of Earnings to Combined Fixed Charges     16.50       42.01        80.88        100.24        101.32
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

For the above periods, earnings were insufficient to cover fixed charges by the amount of the net loss of $595,000, $9,721,000, $66,565,000, $117,137,000 and
$63,646,000 for the fiscal years 1997, 1998, 1999 and the nine and three months ended September 30, 2000, respectively.